Exhibit 99.8

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of ~~February~~March 2, 2020,

Among

CINCINNATI BELL INC.,

~~RF~~RED FIBER PARENT LLC

and

RF MERGER SUB INC.

		Page

ARTICLE I

The Merger

SECTION 1.01.	The Merger	1
SECTION 1.02.	Closing	1
SECTION 1.03.	Effective Time	2
SECTION 1.04.	Effects of the Merger	2
SECTION 1.05.	Organizational Documents of the Surviving Corporation	2
SECTION 1.06.	Board of Directors and Officers of the Surviving Corporation	2
SECTION 1.07.	Brookfield Termination Fee	2

ARTICLE II

Effect on the Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Stock	3
SECTION 2.02.	Exchange of Certificates; Book-Entry Shares	3
SECTION 2.03.	Dissenters’ Rights	5
SECTION 2.04.	Adjustments	6

ARTICLE III

Representations and Warranties of Parent and Merger Sub

SECTION 3.01.	Organization, Standing and Power	6
SECTION 3.02.	Authority; Execution and Delivery; Enforceability	7
SECTION 3.03.	No Conflicts; Consents	7
SECTION 3.04.	Information Supplied	8
SECTION 3.05.	Litigation	8
SECTION 3.06.	Brokers’ Fees and Expenses	8
SECTION 3.07.	Financing	~~9~~8
SECTION 3.08.	Guarantee	9
SECTION 3.09.	Solvency	~~10~~9
SECTION 3.10.	Certain Arrangements	10
SECTION 3.11.	Merger Sub	10
SECTION 3.12.	Ownership of Company Stock	10
SECTION 3.13.	No Other Representations or Warranties	~~11~~10

ARTICLE IV

Representations and Warranties of the Company

SECTION 4.01.	Organization, Standing and Power	11
SECTION 4.02.	Company Subsidiaries	~~12~~11
SECTION 4.03.	Capital Structure	12
SECTION 4.04.	Authority; Execution and Delivery; Enforceability	13
SECTION 4.05.	No Conflicts; Consents	14
SECTION 4.06.	SEC Documents; Undisclosed Liabilities	15
SECTION 4.07.	Information Supplied	16

i

		Page

SECTION 4.08.	Absence of Certain Changes or Events	16
SECTION 4.09.	Taxes	16
SECTION 4.10.	Benefits Matters; ERISA Compliance	17
SECTION 4.11.	Litigation	~~20~~19
SECTION 4.12.	Compliance with Applicable Laws	20
SECTION 4.13.	Environmental Matters	20
SECTION 4.14.	Contracts	~~21~~20
SECTION 4.15.	Properties	~~23~~22
SECTION 4.16.	Intellectual Property	23
SECTION 4.17.	Labor Matters	25
SECTION 4.18.	Brokers’ Fees and Expenses	26
SECTION 4.19.	Opinion of Financial Advisors	26
SECTION 4.20.	Communications Regulatory Matters	26
SECTION 4.21.	Insurance	27
SECTION 4.22.	Certain Business Practices	~~28~~27
SECTION 4.23.	Affiliate Transactions	28
SECTION 4.24.	Brookfield Agreement	28
SECTION 4.25.	No Other Representations or Warranties	28

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.	Conduct of Business	~~29~~28
SECTION 5.02.	No Solicitation by the Company; Company Board Recommendation	33

ARTICLE VI
Additional Agreements

SECTION 6.01.	Preparation of the Proxy Statement; Company Shareholders Meeting	~~37~~36
SECTION 6.02.	Access to Information; Confidentiality	38
SECTION 6.03.	Required Actions	38
SECTION 6.04.	Company Stock-Based Awards	41
SECTION 6.05.	Indemnification, Exculpation and Insurance	42
SECTION 6.06.	Fees and Expenses	43
SECTION 6.07.	Transaction Litigation	~~46~~45
SECTION 6.08.	Section 16 Matters	~~46~~45
SECTION 6.09.	Public Announcements	~~46~~45
SECTION 6.10.	Employee Matters	46
SECTION 6.11.	Parent Vote	47
SECTION 6.12.	Other Investors	47
SECTION 6.13.	Merger Sub Expenditures	47
SECTION 6.14.	Stock Exchange De-Listing	47
SECTION 6.15.	Financing	47
SECTION 6.16.	Notification of Certain Matters	~~52~~51
SECTION 6.17.	2024 Notes and 2025 Notes	~~52~~51

ii

		Page

ARTICLE VII

Conditions Precedent

SECTION 7.01.	Conditions to Each Party’s Obligation to Effect the Merger	52
SECTION 7.02.	Conditions to Obligations of the Company	~~53~~52
SECTION 7.03.	Conditions to Obligation of Parent	~~53~~52

ARTICLE VIII Termination, Amendment and Waiver

SECTION 8.01.	Termination	~~54~~53
SECTION 8.02.	Effect of Termination	~~56~~55
SECTION 8.03.	Amendment	~~56~~55
SECTION 8.04.	Extension; Waiver	~~56~~55
SECTION 8.05.	Procedure for Termination, Amendment, Extension or Waiver	~~56~~55

ARTICLE IX

General Provisions

SECTION 9.01.	Nonsurvival of Representations and Warranties	56
SECTION 9.02.	Notices	~~57~~56
SECTION 9.03.	Definitions	57
SECTION 9.04.	Interpretation	64
SECTION 9.05.	Severability	64
SECTION 9.06.	Counterparts	~~65~~64
SECTION 9.07.	Entire Agreement; No Third-Party Beneficiaries	~~65~~64
SECTION 9.08.	Governing Law	65
SECTION 9.09.	Assignment	66
SECTION 9.10.	Specific Enforcement	66
SECTION 9.11.	WAIVER OF JURY TRIAL	~~67~~66
SECTION 9.12.	No Recourse to Debt Financing Sources	67
SECTION 9.13.	Performance Guaranty	68

Annex A	Index of Defined Terms

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as o f ~~February~~March 2, 2020, among Cincinnati Bell Inc., an Ohio corporation (the “Company”), ~~RF~~Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and RF Merger Sub Inc., an Ohio corporation and a directly wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS each of the Board of Directors of the Company, the Board of Directors of Parent and the Board of Directors of Merger Sub has approved and declared advisable this Agreement and determined that the Merger on the terms provided for in this Agreement is advisable and in the best interests of the Company, Parent or Merger Sub, as applicable, and its respective stockholders or shareholders, as applicable;

WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub each has resolved to recommend that its shareholders adopt this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, MIP V, Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P. (each, a “Guarantor”) are each entering into a Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be (a) no later than the 12th Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) at such other place, time and date as shall be agreed in writing between the Company and Parent; provided,  however, that if all the conditions set forth in Article VII do not remain satisfied or (to the extent permitted by Law) have not been waived on such 12th Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived; provided, that in no event shall Parent or Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended at least three Business Days prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until (i) the earlier to occur of (A) a Business Day before or during the Marketing Period specified by Parent on at least two Business Days’ prior written notice to the Company and (B) the third Business Day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) or (ii) such other time and date as shall be agreed to in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall cause the Merger to be consummated by filing a certificate of merger that is reasonably acceptable to Parent and executed in accordance with, and in such form as is required by, the relevant provisions of the OGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Ohio (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 1701.82, of the OGCL.

SECTION 1.05. Organizational Documents of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 6.05 hereof). The code of regulations of the Surviving Corporation in effect from and after the Effective Time and until thereafter changed or amended as provided therein or by applicable Law shall be in the form of the code of regulations of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

SECTION 1.06. Board of Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation or until their respective successors have been duly elected and qualified, as the case may be. The officers of the Company immediately prior  to the Effective Time shall continue as the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation. The parties acknowledge and agree that following the Effective Time Parent shall cause the board of directors of the Surviving Corporation to include at least two (2) individuals who are “domiciled” (such persons must have resided in Hawaii no less than five (5) years and otherwise be domiciled within the meaning of Section 18-235-1.3 of the Hawaii Administrative Rules) in Hawaii.

SECTION 1.07. Brookfield Termination Fee. Concurrently with the execution hereof by the Company, the Company shall terminate the Agreement and Plan of Merger, dated as of December 21, 2019, by and among Brookfield, Charlie Merger Sub, Inc. and Cincinnati Bell, Inc. (as amended, the “Brookfield Agreement”), in accordance with Section 8.01(c)(ii) thereof and shall pay to Charlie AcquireCo Inc. (“Brookfield”) the $~~17,970,000~~21,390,000 termination fee (the “Brookfield Termination Fee”) payable pursuant to Section 6.06(b) and Section 8.01(c)(ii) of the Brookfield Agreement.

ARTICLE II

Effect on the Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Shares”) or any shares of capital stock of Merger Sub:

(a)                                 Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Cancelation of Certain Shares. All Company Common Shares that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All Company Common Shares held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each Company Common Share that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub) shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled. Each  Excluded  Share  shall  be  canceled at the Effective Time and, subject to Section 2.03, no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Common Shares. Subject to Section 2.01(b), each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Common Appraisal Shares to be treated in accordance with Section 2.03 (collectively, the “Excluded Shares”)) shall be converted at the Effective Time into the right to receive an amount of cash equal to $~~12.50~~13.50 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares, when so converted pursuant to this Section 2.01(c), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Company Common Shares (each, a “Certificate”) (other than any Excluded Shares) and each holder of Company Common Shares held in book-entry form (other than any Excluded Shares) shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor. The right of any holder of Company Common Shares to receive the Merger Consideration shall be subject in all cases to the provisions of Section 2.02.

(d)                                 6 3/4% Preferred Shares. Each 6 3/4% Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately following the Effective Time as one 6 3/4% Cumulative Convertible Preferred Share, without par value, of the Surviving Corporation, and shall not be affected by the Merger (except for the effects specifically set forth in Article Fourth of the Company Articles).

of Directors or (y) any beneficial owner of any shares of Company Capital Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any shareholder of Company Common Shares would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against or otherwise oppose any Superior Company Proposal.

SECTION 3.11. Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.12. Ownership of Company Stock. Neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 1704.01 of the OGCL) is, or at any time during the past three years has been, an “interested shareholder” of the Company as defined in Section 1704.01 of the OGCL, nor do any of them currently own any Company Common Shares, 6 3/4% Preferred Shares or any other shares of Company Capital Stock.~~1~~

SECTION 3.13. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, the Company acknowledges that none of Parent, any Subsidiary of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the Transactions, and that the Company has not relied on any such other representation or warranty.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the heading “Risk Factors” (other than any statement of historical fact) and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 4.01. Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority and possesses all Permits necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the

~~1                                           NOTE TO DRAFT: For good order, the Parent Disclosure Schedule will reference the fourth amendment to the beneficial ownership report on Schedule 13D filed by Ares Management Corporation and certain of its Affiliates with the SEC on April 10, 2019. See also footnote 1.~~

consummate and obtain the Financing on the terms and subject only to the conditions (including pursuant to any “flex” provisions in any fee letter relating to the Debt Financing) set forth in the Financing Letters, including using commercially reasonable efforts to (i) comply with its obligations under (A) the Equity Funding Letters and (B) the Debt Commitment Letters and any definitive agreements related thereto, (ii) maintain in effect the Financing Letters (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Financing Letters in accordance herewith) until the earliest of the consummation of the Transactions, the termination of this Agreement~~, the termination of such Financing Letters in accordance with their respective terms~~ or the time at which any Alternative Debt Financing is available, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on a timely basis on terms and conditions (including the flex provisions) contained in the Debt Commitment Letters or otherwise not materially less favorable with respect to conditionality to Parent in the aggregate than those contained in the Debt Commitment Letters, (iv) satisfy on a timely basis all conditions contained in the Financing Letters that are applicable to Parent and its Affiliates and the definitive agreements related thereto, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing or Equity Financing, as applicable, (v) if all conditions to the Debt Financing and the Equity Financing have been satisfied in accordance with the Debt Commitment Letters and Equity Funding Letters, respectively, cause the Persons committing to fund the applicable Financing to fund such Financing at the Closing and (vi) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing. To the extent reasonably requested by the Company in writing from time to time, Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies (including material drafts) of the material Debt Financing documents. Parent shall give the Company prompt notice upon having knowledge of any actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters or any of the definitive documents related to the Financing. Other than as set forth in this Section 6.15, Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any provision of, or remedies under, any of the Financing Letters or any of the definitive documentation related thereto, in each case to the extent such amendment, modification, supplement or waiver (1) would reasonably be expected to have the effect of (x) adversely affecting the ability of Parent to timely consummate the Transactions or (y) delaying the Closing or (2) contains conditions and other terms that would reasonably be expected to affect the availability of the Financing that are more onerous, taken as a whole, than those conditions and terms contained in the Equity Funding Letters or Debt Commitment Letters, as applicable, as of the date hereof; provided that notwithstanding any other provision of this Agreement, Parent shall be entitled from time to time to amend, restate, replace, supplement or otherwise modify the Debt Commitment Letters for the purpose of (I) adding agents, co-agents, lenders, arrangers, bookrunners or other persons that have not executed the Debt Commitment Letters as of the date hereof or (II) replacing all or any portion of the commitments under one or more Debt Commitment Letters with a dollar-for- dollar increase in the commitments under one or more Equity Funding Letters, in each case subject to subclauses (1) and (2) above. Upon any such amendment, supplement or modification, in accordance with the terms of this Section 6.15(a), the term “Debt Commitment Letter” shall mean, for all purposes of this Agreement, any Debt Commitment Letter as so amended, supplemented or modified and the term “Equity Funding Letter” shall mean, for all purposes of this Agreement, any Equity Funding Letter as so amended to increase the Equity Financing thereunder (as applicable). Parent shall, as promptly as reasonably practicable, deliver to the Company true and complete copies of any such amendment, supplement or modification (subject, in the case of any fee letter or engagement letter, to customary redactions (none of which redacted terms would reasonably be expected to reduce the principal amount or adversely affect the availability or conditionality of the Debt Financing, other than in connection with any customary original issue discount)).

(b)                                 In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable flex provisions) of the Debt Commitment Letters corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, elections, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, in each case, in the nature of a tax, including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value- added, occupation, property, excise, telecommunications, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, additions to tax, penalties and interest.

“Team Telecom Agencies” means the member agencies of the interagency group of the government of the United States that, among other things, reviews FCC applications for potential national security, law enforcement and public interest concerns, and is comprised of staff from, among others, the Department of Homeland Security, the Department of Justice, including the Federal Bureau of Investigation, and the Department of Defense, as well as any successor group or other group within the government of the United States charged with performing such review.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

SECTION 9.04. Interpretation.                          When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the online dataroom by or on behalf of the Company by 5:00 p.m. (New York City time) on ~~February~~March 1, 2020, or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives by 5:00 p.m. (New York City time) on ~~February     ,~~March 1, 2020. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement,

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

~~RF PARENT~~RED FIBER PARENT LLC,

by
Name:
Title:

RF MERGER SUB INC.,

by
Name:
Title:

CINCINNATI BELL INC.,

by
Name:
Title:

[SIGNATURE PAGE TO MERGER AGREEMENT]

MIP V	Section 9.03
New Plan	Section 6.10(c)(i)
OGCL	Section 1.01
Owned IP	Section 4.16(c)(i)
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent FCC Consents	Section 3.03(b)(i)
Parent Local Consents	Section 3.03(b)(i)
Parent Material Adverse Effect	Section 9.03
Parent Permits	Section 3.01
Parent PSC Consents	Section 3.03(b)(i)
Parent Related Parties	Section 6.06(e)
Parent Termination Fee	Section ~~6.06(c)(ii)~~Section 6.06(c)
Paying Agent	Section 2.02(a)
Payoff Letter	Section 6.15(d)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Preferred Appraisal Shares	Section 2.03(b)
Proprietary Software	Section 9.03
Proxy Statement	Section 6.01(a)
PSC Applications	Section 6.03(c)(i)
PSC Consents	Section 4.05(b)(i)
Real Property Leases	Section 4.15(a)
Redacted Fee Letter	Section 9.03
Release	Section 9.03
Remedial Action	Section 9.03
Remedy Actions	Section 6.03(g)(i)
Representatives	Section 5.02(a)
Required Financial Information	Section 6.15(c)
ring fencing	Section 6.03(g)(iv)
SEC	Section 4.05(b)(i)
Secretary of State	Section 1.03
Section 409A	Section 6.04(b)
Securities Act	Section 4.05(b)(i)
Selected Courts	Section 9.08(b)(i)
Software	Section 9.03
Solvent	Section 3.09
State Regulators	Section 3.03(b)(i)
Subsidiary	Section 9.03
Superior Company Proposal	Section 5.02(f)
Surviving Corporation	Section 1.01
Takeover Laws	Section 4.04(b)
Tax Return	Section 9.03
Taxes	Section 9.03
Team Telecom Agencies	Section 9.03
Transactions	Section 9.03
Unaudited Financial Statements	Section 6.15(c)
Unlicensed Activity	Section 4.20(c)